Exhibit 99.1

FROM: Porter, Le Vay & Rose, Inc.
Michael J. Porter, President
212-564-4700
COMPANY	John Aglialoro
CONTACT:	Chairman and CEO
508-533-4300

FOR IMMEDIATE RELEASE

CYBEX BUILDING NEW MANUFACTURING FACILITY IN OWATONNA

MEDWAY, MA, June 14, 2006 - Cybex International, Inc. (AMEX: CYB), a leading exercise equipment manufacturer, announced that they will be building a new state-of-the-art manufacturing facility in Owatonna, Minnesota.

A new facility is necessary due to a 15% growth over the last four years driven by innovative new products such as the revolutionary Arc Trainer and the VR3 line of strength equipment. Plans for future growth are imminent, and manufacturing capacity is being expanded to support current and future business projections. Plans have been announced to build a 340,000 square foot facility located on 36 acres of property in Owatonna that will increase manufacturing capacity.

Although the Company was pursued by other communities, CYBEX is committed to staying in Owatonna to support its existing workforce and provide a better quality of life for those employees.

“CYBEX prides itself on its progressive manufacturing technology and quick turnaround time for custom-built fitness equipment,” said John Aglialoro, Chairman and CEO of CYBEX. “Our outstanding workforce in Owatonna has contributed to our success, and those employees will be an integral part of the growth of our company moving forward. The new manufacturing facility will play a vital role in contributing to the future success of the Company.”

CYBEX uses a progressive manufacturing philosophy that makes efficient use of all technology and employees to build the highest quality products in the shortest amount of time.

“The support we’ve received from the Mayor, the City of Owatonna and the Owatonna Area Chamber of Commerce and Tourism is incredible,” said Ed Kurzontkowski, Senior Vice President of Manufacturing and Engineering for CYBEX. “We are all very excited about this expansion and the potential that it adds for growth.”

Ground is scheduled to be broken for the new building by early September, and CYBEX is expected to move into the building in July 2007.

CYBEX International, Inc. is a leading manufacturer of premium exercise equipment for commercial and consumer use. The CYBEX product line includes a full range of both strength training and cardio training machines sold worldwide under the CYBEX brand. Products and programs are designed and engineered to reflect the natural movement of the human body, assisting each unique user – from the professional athlete to the first-time exerciser – to improve daily human performance. For more information on CYBEX and its product line, please visit the Company’s website at www.cybexinternational.com.

This news release may contain forward-looking statements. There are a number of risks and uncertainties that could cause actual results to differ materially from those anticipated by the statements made above. These include, but are not limited to, competitive factors, technological and product developments, market demand, economic conditions, the resolution of litigation involving the Company, and the ability of the Company to comply with the terms of its credit facilities. Further information on these and other factors which could affect the Company’s financial results can be found in the Company’s previously filed Report on Form 10-K, its Reports on Form 10-Q, its Current Reports on Form 8-K, and its proxy statement dated April 4, 2006.